Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is dated June 14, 2010 (this “Agreement”), and is between Propell Corporation, a Delaware corporation (“Propell”), Designbyhumans.com, a California corporation (“DBH”), the shareholders of DBH listed on Annex A hereto (the “DBH Shareholders”), and DBH Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Propell (“DBH Merger Sub”).

WHEREAS, the respective boards of directors and/or managing members of Propell, DBH, and DBH Merger Sub have approved and deem it in the best interest of their respective shareholders to consummate the business combination transaction provided for herein in which DBH Merger Sub will merge with and into DBH, with DBH being the surviving entity as a wholly owned subsidiary of Propell, all on the terms and, subject to the conditions set forth in this Agreement;

WHEREAS, such mergers shall take place pursuant to a plan of merger in the form set forth in the Certificates of Merger  attached hereto as Appendix A and Appendix B (the “Merger”);

WHEREAS, following the Merger, DBH will be a wholly owned subsidiary of Propell;

WHEREAS, the board of directors and shareholders of DBH and DBH Merger Sub, have approved the Merger and the execution of their respective Certificates of Merger;

 WHEREAS, the laws of the States of Delaware, and California permit the Merger and the parties hereto wish to merge under and pursuant to the provisions of such laws; and

WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1

The Merger. At the Effective Time, as defined in Section 1.2, the Merger shall be effected as follows: (i) DBH Merger Sub shall be merged with and into DBH, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California General Corporation Law (“CGCL”) and the Delaware General Corporation Law (“DGCL”), whereupon the separate corporate existence of DBH Merger Sub shall cease and  DBH shall continue as the surviving company in that merger as a wholly owned subsidiary of Propell.

1.2

Effective Time. On the Closing Date, as defined in Article V, the parties shall file Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of California and make all other filings or recordings required by the DGCL, and CGCL in connection with the Merger. The Merger shall become effective at the time as the Certificates of Merger are duly filed and accepted with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, or at such later time as the parties agree and specify in the Certificates of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3

Effects of the Mergers.  At the Effective Time, the Merger shall have the effects set forth in this Agreement, the DGCL, and the CGCL. Without limiting the foregoing, and subject thereto, at the Effective Time:  all of the property, rights, powers, privileges and franchises of DBH Merger Sub shall be vested in DBH, and all of the debts, liabilities and duties of DBH Merger Sub shall become the debts, liabilities and duties of DBH;.

1.4

Certificate of Incorporation and By-Laws.  (i) The certificate of incorporation and the by-laws of Propell as in effect immediately prior to the Effective Time shall remain the certificate of incorporation and by-laws of Propell until thereafter amended as provided therein or by applicable law; and (ii) the articles of incorporation and the by-laws of DBH as in effect immediately prior to the Effective Time shall remain the certificate of incorporation and by-laws of DBH until thereafter amended as provided therein or by applicable law.

1.5

Officers and Directors. (i) The officers and directors of Propell immediately prior to the Effective Time shall remain the officers and directors of Propell, and shall hold office in accordance with the certificate of incorporation and by-laws of Propell until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be; and (ii) the officers and directors of DBH  immediately prior to the Effective Time shall remain the officers and directors of DBH, and shall hold office in accordance with the articles of incorporation and by-laws of DBH until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

1.6

Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of Propell or DBH: (i) each issued and outstanding share of common stock, no par value, of DBH shall be converted into and become  the number of validly issued, fully paid and non-assessable shares of common stock $.001 par value ( the “Common Stock”), of Propell initially set forth on Exhibit B; provided, however, that the number of shares issuable by Propell shall be adjusted and Exhibit B shall be further amended, as necessary immediately prior to the Effective Time, to insure that the shareholders of DBH receive, in the aggregate, 45% of the outstanding shares of Common Stock of Propell immediately following the Merger; and (ii) each issued and outstanding share of common stock, $.001 par value, of DBH Merger Sub held by Propell shall be converted into one share of common stock, no par value, of DBH.

1.7

No Further Ownership Rights in Shares.  From and after the Effective Time, the holders of certificates evidencing ownership of DBH shares of common stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such DBH shares, and as such will automatically be cancelled.

1.8

Board, Shareholder Approval. (i) Propell’s Board of Directors shall approve this Agreement and the Merger; (ii) DBH Merger Sub’s Board of Directors shall approve this Agreement and the merger of DBH Merger Sub with and into DBH, recommend that DBH Merger Sub’s sole shareholder approve this Agreement and the merger of DBH Merger Sub with and into DBH, and submit this Agreement and that merger to DBH Merger Sub’s sole shareholder for approval; and (iii) DBH’s Board of Directors shall approve this Agreement and the merger of DBH Merger Sub with and into DBH, recommend that DBH’s shareholders approve this Agreement and the merger of DBH Merger Sub with and into DBH, and submit this Agreement and that merger to DBH’s shareholders for approval.

1.9

Subsequent Actions. If, at any time after the Effective Time, Propell shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Propell its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of DBH as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of Propell shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either DBH all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in Propell or otherwise to carry out the transactions contemplated by this Agreement.

1.10

Capital Structure of Propell. It is acknowledged and agreed by all the parties to this Agreement that the capital structure of Propell immediately prior to the Merger will be as set forth on Exhibit A. It is further acknowledged and agreed by all the parties to this Agreement that the capital structure of Propell immediately following the Merger will be as set forth on Exhibit B.

ARTICLE II
DBH AND THE DBH SHAREHOLDERS’ REPRESENTATIONS

DBH and the DBH Shareholders, jointly and severally, represent to Propell as of the date of this Agreement and as of the Closing Date as follows:

2.1

Organization and Good Standing. DBH is an entity duly organized, validly existing, and in good standing under the laws of the State of California, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. DBH is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of DBH.

2.2

Authority. DBH has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of this Agreement and performance by DBH of its obligations hereunder have been duly authorized by the shareholders and the board of directors of DBH and no other proceedings on the part of DBH is necessary with respect thereto.

2.3

Enforceability. This Agreement constitutes the valid and binding obligation of DBH, enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

2.4

Consents. Except as described in Schedule 2.4, DBH is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which DBH is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

2.5

No Violations. Except with respect to the Consents listed in Schedule 2.5, the execution and delivery of the agreement by DBH and the performance of its obligations hereunder do not (i) violate any provision of DBH’s organizational documents as currently in effect, (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien on any of the properties or assets of DBH under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which DBH is a party or by which any properties or assets of DBH are bound, or (iii) to DBH’s Knowledge, contravene, conflict with, or violate any Law or Order to which DBH  is subject.

2.6

Litigation. Except as set forth on Schedule 2.6, no Proceeding is pending or, to DBH’s Knowledge, threatened against DBH, and to DBH’s Knowledge no facts exist that would be reasonably likely to result in any such Proceeding. DBH is not subject to any Order.

2.7

Books and Records. The books of account, minute books, stock record books, and other records of DBH, all of which have been made available to Propell, are accurate and complete in all material respects.

2.8

Contracts. (a) Schedule 2.8 lists each material Contract to which DBH is a party and DBH has no Knowledge of any customer that intends to terminate any of the Contracts.

(b)

DBH has delivered to Propell an exact copy of each material Contract, including all amendments and supplements.

(c)

Each material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

(d)

DBH is not in material default under any material Contract, and to DBH’s Knowledge no event or circumstance has occurred that would, with notice or lapse of time or both, constitute a material default by DBH under any material Contract.

(e)

DBH is not party to any oral material Contract.

2.9

Capitalization. (a) The authorized capital stock of DBH consists of 10,000, 000 shares of common stock, no par value, and no shares of preferred stock.

(b)

On the date of this Agreement there are 12,300, exclusive of 200 treasury shares, shares of DBH common stock issued and outstanding.

(c)

All of the issued and outstanding shares of DBH common stock have been duly authorized and are validly issued, fully paid and nonassessable.

(d)

Other than the conversions of outstanding debt to equity, there are no options, warrants, or other Contracts to which DBH is a party requiring, and there are no securities of DBH outstanding that upon conversion or exchange would require, the issuance, sale, or transfer of any additional shares of capital stock or other equity securities of DBH or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of DBH. There exist no stockholder agreements, voting trusts, proxies, or other Contracts with respect to the sale, transfer, registration or voting of shares of DBH Common Stock.

2.10

Assets. DBH has good and marketable title to all of its assets. Except as described in Schedule 2.10 annexed hereto, none of such assets, or the use thereof:  (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever, (ii) encroaches or infringes on the property or rights of another, or (iii) materially contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law.  Except as described in Schedule 2.10, there are no agreements or arrangements between DBH and any third person which have any effect upon DBH’s title to or other rights respecting its assets.  Further, and not in limitation of any of the foregoing provisions of this Section 2.10, except as described in Schedule 2.10:

(a)

DBH has the sole and exclusive right to conduct its business as heretofore conducted and has the full right and power to transfer its assets;

(b)

DBH has the exclusive right to bring actions for the infringement of, and except with respect to perfecting its interest in the intellectual property set forth on Schedule 2.10 (b), DBH has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect its interest and proprietary rights in all of its assets;

(c)

Except for no more than an aggregate of $100,000 owed for Artists Awards, Rockstar, Store Credit and DBH Dollars to contest winners, DBH has no present or future obligation or requirement to compensate any person with respect to any of its assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of its assets other than as set forth on Schedule 2.10.

(d)

the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by DBH to any person does not and will not violate any license or agreement of DBH with any other person or infringe any right of any other person;

(e)

none of the present or former employees of DBH own directly or indirectly, or has any other right or interest in, in whole or in part, any of DBH’s assets; and

(f)

 DBH’s assets constitute all the rights necessary for DBH to conduct its business as now conducted.

2.11

Condition of Property.  All of DBH’s assets are suitable for the purposes for which they are used, are in good operating condition and in reasonable repair, free from any known defects, except for normal wear and tear and such minor defects as do not interfere with the continued use thereof, except as set forth on Schedule 2.11 annexed hereto.

2.12

Patents, Trademarks, Etc.  Except as described in Schedule 2.12, there are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of DBH; and the inventions, patents, licenses, trademarks, tradenames and copyrights, existing or pending, listed in Schedule 2.12 hereto are all such items necessary for the present conduct of DBH’s business, to the best of DBH’s knowledge none of which is being contested or infringed upon; and the present conduct of the business of DBH does not, infringe upon or violate the patents, trademarks, tradenames, trade secrets or copyrights of anyone, nor has either DBH received any notice of any infringement thereof, except that to the extent this provision addresses designs obtained by third party contest winners DBH’s representation shall be limited to its knowledge after reasonable investigation.

2.13

Compliance With Law.  DBH is not in material violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to DBH, or its assets.

2.14

Customers.  DBH maintains a “Data Base” and “Content Management System” or “CMS” which records all accounts opened with DBH, including the party’s name and other information who opened the account and all transactions of such account.  .The Data Base and CMS includes accurate and complete copies of all accounts opened; however, the Data Base and CMS as presently configured do not provide a report listing each such account without computer programmers running or generating a special report.  The Data Base and the CMS are part of the DBH assets being subject to this Agreement.

2.15

Financial Statements.

(a)

Attached hereto as Schedule 2.15 is a balance sheet of DBH as at December 31, 2008 and 2009 and an income statement of DBH prepared on an accrual basis for the years ended December 31, 2008 and 2009 (the "Financial Statements"), as certified by the Chairman of the Board and Chief Financial Officer of DBH. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), except for (i) the omission of notes to unaudited Financial Statements, (ii) the fact that interim financial statements are subject to normal and customary year-end adjustments which will not, individually or in the aggregate, be material and (iii) any exceptions that may be indicated in the notes to such Financial Statements. The Financial Statements and notes thereto present fairly in all material respects the financial position of DBH as of the dates indicated and present fairly in all material respects the results of the operations of DBH for the periods then ended, and are in accordance with the books and records of DBH.  Notwithstanding the foregoing the Financial Statements attached hereto do NOT include the liability to contest winners referenced in Section 2.10 (c) and DBH Store Credit and DBH Dollars, which liability shall be included in the Financial Statements at closing but shall not exceed $100,000.

(b)

All accounts receivable shown on the balance sheet included in the Financial Statements constitute bona fide accounts receivable and as of the date hereof, such accounts receivable were and are subject to no known conditions to payment and no known offsets, counterclaims, defenses of any kind, returns (including, without limitation, and distributor's rights to return products from inventory), allowances or credits, other than any allowance for doubtful accounts shown thereon, and to no material known warranty claims.  The books and records maintained by DBH and upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of DBH.

(c)

DBH has no material liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including without limitation any liability for taxes for any period prior to such date that is not reflected or reserved against in the balance sheet as at December 31, 2009, included in the Financial Statements. Notwithstanding the foregoing the Financial Statements attached hereto do NOT include the liability to contest winners referenced in Section 2.10 (c) and DBH Store Credit and DBH Dollars, which liability shall be included in the Financial Statements at closing but shall not exceed $100,000.

2.16

Assumptions or Guarantees of Indebtedness of Other Persons.  Except as set forth in Schedule 2.16 annexed hereto, DBH has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in or otherwise to assure any person against loss).

2.17

Labor Relations; Employees.  DBH currently employs a total of approximately 10 employees and generally enjoys a good employer-employee relationship.  Except as described in Schedule 2.17 annexed hereto, (i) DBH is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by it to the date hereof or amounts required to be reimbursed to such employees; (ii) upon termination of the employment of any such employees, DBH will not be liable to any of such terminated employees for so-called "severance pay" or any other payments, except for payments due and unpaid in connection with their employment such as unpaid wages and accrued vacation time all which are reflected on Schedule 2.17 hereto; (iii) DBH is in compliance in all material respects with all U.S. federal, state and local laws and regulations, domestic or foreign, respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (iv) there is no unfair labor practice complaint against DBH or any subsidiary thereof pending before the National Labor Relations Board or any comparable state, local or foreign agency; and (v) DBH is not a party to any collective bargaining agreement other than as set forth on Schedule 2.17.  Except as described in Schedule 2.17, DBH does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of DBH.

2.18.

Compliance with ERISA.  DBH does not (i) maintain, and has never maintained, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or (ii) contribute to, or have ever contributed to, any such employee benefit plan maintained by any other person, except as described on Schedule 2.18.

2.19.

Transactions with Affiliates.  Except as described in Schedule 2.19 annexed hereto, there are no loans, leases, royalty agreements, employment contracts or any other agreement or arrangement, oral or written, between DBH, on the one hand, and any past or present stockholder, officer, employee, consultant or director of DBH (or any member of the immediate family of such stockholder, officer, employee, consultant or director), on the other hand that are currently in effect.

2.20

Litigation.  Except as described in Schedule 2.20 annexed hereto, there are no actions, suits, proceedings or investigations (including any purportedly on behalf of DBH) pending or, to the Knowledge of DBH, threatened against or affecting the business or properties of DBH whether at law or in equity or admiralty or before or by any U.S. federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; DBH is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign.  Except as described in Schedule 2.20, no inquiries have been made directly to DBH by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require DBH to undertake a course of action which would involve any expense.

2.21.

Salaries.  DBH has heretofore delivered to Propell a true and complete list, as of the date of this Agreement, of all of the persons who are employed by DBH together with their current compensation and bonuses paid or to be paid or the methods of computing such compensation and bonuses, for the current fiscal year.  Except as described in Schedule 2.21 annexed hereto no such employee is employed by DBH under a written contract of employment.

2.22

Other Agreements of Employees and Officers.  No officer or key employee of DBH is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, including, without limitation, any restrictions in connection with any previous employment of any such person, which adversely affects, or in the future may adversely affect, the right of any such person to participate with Propell in the development, marketing or licensing of DBH’s assets or services.

2.23

Confidentiality Agreements.  DBH has not entered into any confidentiality agreements with any third parties relating to DBH’s assets or services.

2.24

Taxes.  DBH has filed, or caused to be filed, or obtained extensions with respect thereto, with the appropriate  U.S. federal, state, local and foreign governmental agencies all required tax and information returns and has paid, caused to be paid or accrued all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable.  Except as described on Schedule 2.24, DBH has not received directly or indirectly notice of, nor is it otherwise aware of any tax audit or examination; DBH is not a party, directly or indirectly, to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against DBH, directly or indirectly; nor has DBH executed a waiver of any statute of limitations with respect thereto.  DBH has paid, or caused to be paid, or adequately reserved for, all applicable corporate income or franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description required to be paid to the date hereof, and has received no notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes.  DBH has duly filed, or caused to be filed, all reports or returns relating to or covering any such taxes or other charges which are due or required to be filed at the date hereof and no extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

2.25

Insurance.  All property, real, personal and mixed, owned or leased by DBH, is insured for the benefit of DBH in amounts deemed adequate by DBH’s management against all risks customarily insured (subject to customary exclusions for property of de minimus value and deductibles) against by persons operating businesses similar in type and size to those of DBH in the localities where such properties are located.  Schedule 2.25 annexed hereto contains a complete list of all policies of insurance held by DBH, showing for each policy (i) the owner, (ii) the coverage, (iii) the amount of premium properly allocable thereto, (iv) the name of the insurer, (v) the termination date of the policy and (vi) all claims made thereunder.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  DBH has not failed to give any notice or present any claim thereunder in a due and timely fashion.

2.26

Brokers. No person has acted as broker, finder, or investment advisor for DBH in connection with this Agreement or has entered into any Contract with DBH or any Affiliate of DBH to act as such.

2.27

Financial Condition. Since December 31, 2009, there have been no material adverse changes in the business or in the financial condition of DBH, other than changes in the ordinary course of business which in the aggregate would not have a material adverse effect on the business or prospects of DBH.

ARTICLE III
PROPELL REPRESENTATIONS

Propell represents to Propell as of the date of this Agreement and as of the Closing Date as follows:

3.1

Organization and Good Standing. Propell is an entity duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. Propell is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of Propell.

3.2

Authority. Propell has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of the agreement by Propell and performance by it of its obligations hereunder has been duly authorized by the board of directors and shareholders of Propell and no other proceedings on the part of Propell are necessary with respect thereto.

3.3

Enforceability. This Agreement constitutes the valid and binding obligation of Propell, enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

3.4

Consents. Propell is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which it is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

3.5

No Violations. Execution and delivery by Propell of this Agreement and performance of its obligations hereunder do not (i) violate any provision of its organizational documents as currently in effect, (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien on any of it properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (iii) contravene, conflict with, or violate any Law or Order to which it is subject.

3.6

Litigation. No Proceeding is pending or, to Propell’s Knowledge, threatened against Propell that questions its rights with respect to the validity of this Agreement or the consummation of the transactions contemplated hereby. Propell is not subject to any Order that relates to this Agreement or that would interfere or delay the consummation of the transactions contemplated hereby.

3.7

Books and Records. The books of account, minute books, membership record books, and other records of Propell, all of which have been made available to  DBH, are accurate and complete in all material respects.

3.8

Contracts. (a) Schedule 3.8 lists each material Contract to which Propell is a party, and Propell has no Knowledge of any customer that intends to terminate any of the Contracts.

(b)

Propell has delivered to DBH an exact copy of each material Contract, including all amendments and supplements.

(c)

Each material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

(d)

Except as described in Schedule 3.8, Propell is not in material default under any material Contract, and to Propell’s Knowledge no event or circumstance has occurred that would, with notice or lapse of time or both, constitute a material default by Propell under any material Contract.

(e)

Propell is not party to any oral material Contract.

3.9

Capitalization. (a) The authorized capital stock of Propell consists of 75,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock.

(b)

On the date of this Agreement there are 20,757,575 shares of Propell common stock issued and outstanding. No shares of Propell common stock are held in the treasury of Propell.

(c)

All of the issued and outstanding shares of Propell common stock have been duly authorized and are validly issued, fully paid and non-assessable.

(d)

Other than 1,649,000 outstanding options, and 4,600,434 outstanding warrants there are no options, warrants, or other Contracts to which Propell is a party requiring, and there are no securities of Propell outstanding that upon conversion or exchange would require, the issuance, sale, or transfer of any additional shares of stock or other securities of Propell or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase of common stock or other securities of Propell. To Propell’s Knowledge, there exist no shareholder agreements, voting trusts, proxies, or other Contracts with respect to the sale, transfer, registration or voting of shares of Propell.

3.10

Assets. Propell has good and marketable title to all of its assets. Except as described in Schedule 3.10 annexed hereto, none of such assets, or the use thereof:  (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever, (ii) encroaches or infringes on the property or rights of another, or (iii) materially contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law.  Except as described in Schedule 3.10, there are no agreements or arrangements between Propell and any third person which have any effect upon Propell’s title to or other rights respecting its assets.  Further, and not in limitation of any of the foregoing provisions of this Section 3.10, except as described in Schedule 3.10:

(a)

Propell has the sole and exclusive right to conduct its business as heretofore conducted and has the full right and power to transfer its assets;

(b)

Propell has the exclusive right to bring actions for the infringement of, and except with respect to perfecting its interest in the intellectual property set forth on Schedule 3.10(b), Propell has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect its interest and proprietary rights in, all of its assets;

(c)

Propell has no present or future obligation or requirement to compensate any person with respect to any of its assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of its assets;

(d)

the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by Propell to any person does not and will not violate any license or agreement of Propell with any person or infringe any right of any other person;

(e)

none of the present or former employees of Propell own directly or indirectly, or has any other right or interest in, in whole or in part, any of Propell’s assets; and

(f)

Propell’s assets constitute all the rights necessary for Propell to conduct its business as now conducted.

3.11

Condition of Property.  All of Propell’s assets are suitable for the purposes for which they are used, are in good operating condition and in reasonable repair, free from any known defects, except for normal wear and tear and such minor defects as do not interfere with the continued use thereof, except as set forth on Schedule 3.11 annexed hereto.

3.12

Patents, Trademarks, Etc.  Except as described in Schedule 3.12, there are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of Propell; and the inventions, patents, licenses, trademarks, tradenames and copyrights, existing or pending, listed in Schedule 3.12 hereto are all such items necessary for the present conduct of Propell’s business, to the best of Propell’s knowledge, none of which is being contested or infringed upon; and the present conduct of the business of Propell does not infringe upon or violate the patents, trademarks, tradenames, trade secrets or copyrights of anyone, nor has either Propell received any notice of any infringement thereof.

3.13

Compliance With Law.  To Propell’s Knowledge, Propell is not in material violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to Propell, or its assets.

3.14

Customers.  Propell maintains a list of the customers with whom Propell has currently effective agreements and a complete and accurate copy of such list has been made available to DBH.

3.15

Financial Statements.

(a)

Attached hereto as Schedule 3.15 is a balance sheet of Propell as at December 31, 2009 an income statement and a cash flow statement for the years ended December 31, 2008 and 2009 (the "Financial Statements"), as certified by an SEC registered independent accountant. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), subject to(i) the fact that interim financial statements are subject to normal and customary year-end adjustments which will not, individually or in the aggregate, be material and (ii) any exceptions that may be indicated in the notes to such Financial Statements. The Financial Statements and notes thereto present fairly in all material respects the financial position of Propell as of the dates indicated and present fairly in all material respects the results of the operations of Propell for the periods then ended, and are in accordance with the books and records of Propell.

(b)

All accounts receivable shown on the balance sheet included in the Financial Statements constitute bona fide accounts receivable and as of the date hereof, such accounts receivable were and are subject to no known conditions to payment and no known offsets, counterclaims, defenses of any kind, returns (including, without limitation, and distributor's rights to return products from inventory), allowances or credits, other than any allowance for doubtful accounts shown thereon, and to no material known warranty claims.  The books and records maintained by Propell and upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of Propell.

(c)

Propell has no material liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including without limitation any liability for taxes for any period prior to such date that is not reflected or reserved against in the balance sheet as at December 31, 2009, included in the Financial Statements.

3.16

Assumptions or Guarantees of Indebtedness of Other Persons.  Except as set forth in Schedule 3.16 annexed hereto, Propell has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in or otherwise to assure any person against loss).

3.17

Labor Relations; Employees.  Propell currently employs 12 employees (6 of whom are employed by Crystal Magic)and generally enjoys a good employer-employee relationship.  Except as described in Schedule 3.17 annexed hereto, (a) Propell is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by it to the date hereof or amounts required to be reimbursed to such employees; (b) upon termination of the employment of any such employees, Propell will now be liable to any of such terminated employees for so-called "severance pay" or any other payments; except for payments due and unpaid in connection with their employment such as unpaid wages and accrued vacation time all which are reflected on Schedule 3.17 hereto (c) Propell is in compliance in all material respects with all U.S. federal, state and local laws and regulations, domestic or foreign, respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (d) there is no unfair labor practice complaint against Propell or any subsidiary thereof pending before the National Labor Relations Board or any comparable state, local or foreign agency; and (e) Propell is not a party to any collective bargaining agreement.  Except as described in Schedule 3.17, Propell does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of Propell.

3.18.

Compliance with ERISA.  Propell does not (i) maintain, and has never maintained, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or (ii) contribute to, or have ever contributed to, any such employee benefit plan maintained by any other person.

3.19.

Transactions with Affiliates.  Except as described in Schedule 3.19 annexed hereto, there are no loans, leases, royalty agreements, employment contracts or any other agreement or arrangement, oral or written, between Propell, on the one hand, and any past or present stockholder, officer, employee, consultant or director of Propell (or any member of the immediate family of such stockholder, officer, employee, consultant or director), on the other hand that are currently in effect.

3.20

Litigation.  Except as described in Schedule 3.20 annexed hereto, there are no actions, suits, proceedings or investigations (including any purportedly on behalf of Propell) pending or, to the Knowledge of Propell, threatened against or affecting the business or properties of Propell whether at law or in equity or admiralty or before or by any U.S. federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; Propell is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign.  Except as described in Schedule 3.20, no inquiries have been made directly to Propell by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Propell to undertake a course of action which would involve any expense.

3.21

Salaries.  Propell has heretofore delivered to DBH  a true and complete list, as of the date of this Agreement, of all of the persons who are employed by Propell together with their current compensation and bonuses paid or to be paid or the methods of computing such compensation and bonuses, for the current fiscal year.  Except as described in Schedule 3.21 annexed hereto no such employee is employed by Propell under a written contract of employment.

3.22

Other Agreements of Employees and Officers.  No officer or key employee of Propell is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, including, without limitation, any restrictions in connection with any previous employment of any such person, which adversely affects, or in the future may adversely affect, the right of any such person to participate with Propell in the development, marketing or licensing of Propell’s assets or services.

3.23

Confidentiality Agreements.  Annexed hereto as Schedule 3.23 is a true and complete list of all confidentiality agreements between Propell and any third parties relating to Propell’s assets or services.

3.24

Taxes.  Propell has filed, or caused to be filed or obtained extensions with respect thereto, with the appropriate  U.S. federal, state, local and foreign governmental agencies all required tax and information returns and has paid, caused to be paid or accrued all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable.  Except as described on

Schedule 3.24, Propell has not received directly or indirectly notice of, nor is it otherwise aware of any tax audit or examination; Propell is not a party, directly or indirectly, to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against Propell, directly or indirectly; nor has Propell executed a waiver of any statute of limitations with respect thereto.  Propell has paid, or caused to be paid, or adequately reserved for, all applicable corporate income or franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description required to be paid to the date hereof, and has received no notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes.  Propell has duly filed, or caused to be filed, all reports or returns relating to or covering any such taxes or other charges which are due or required to be filed at the date hereof and no extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

3.25

Insurance.  All property, real, personal and mixed, owned or leased by Propell is insured for the benefit of Propell in amounts deemed adequate by Propell’s management against all risks customarily insured (subject to customary exclusions for property of de minimus value and deductibles) against by persons operating businesses similar in type and size to those of Propell in the localities where such properties are located.  Schedule 3.25 annexed hereto contains a complete list of all policies of insurance held by Propell, showing for each policy (i) the owner, (ii) the coverage, (iii) the amount of premium properly allocable thereto, (iv) the name of the insurer, (v) the termination date of the policy and (vi) all claims made thereunder.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Propell has not failed to give any notice or present any claim thereunder in a due and timely fashion.

3.26

Brokers. No Person has acted as broker, finder, or investment advisor for Propell in connection with this Agreement or has entered into any Contract with Propell to act as such.

3.27.

Financial Condition. Since December 31, 2009, there have been no material adverse changes in the business or in the financial condition of Propell, other than changes in the ordinary course of business which in the aggregate would not have a material adverse effect on the business or prospects of Propell.

3.28

Publicly Trading.  Propell is and shall at the time of Closing be a publicly trading company trading listed on the over the counter market symbol PROP.OB.  All required securities filings shall have been made by Propell.  Propell represents and warrants that it is in material compliance with all laws, rules, regulation and with the requirements of the over the counter market.

ARTICLE IV
DBH SHAREHOLDERS REPRESENTATIONS

Each of the DBH Shareholders, jointly and severally, represent to the other parties to this Agreement as of the date of this Agreement and as of the Closing Date as follows:

4.1

 Investment Intent.  He is acquiring shares of the common stock of Propell for his own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

4.2

Accredited Investor.  He is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect his own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of his investment in the Propell.

4.3

Reliance on Exemptions.  He understands that the shares of common stock of Propell being issued to him are being issued in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Propell is relying upon the truth and accuracy of, and his compliance with the representations, warranties, agreements, acknowledgements and understandings set forth herein in order to determine the availability of such exemptions and his eligibility to acquire the common stock of Propell.

4.4

Furnishing of Materials. He and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of Propell and materials relating to the exchange of his shares of DBH which he has requested.  He and his advisors, if any, have been afforded the opportunity to ask questions of Propell and have received complete and satisfactory answers to any such inquiries;

4.5

No Endorsement. He understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the common stock of Propell being issued to him.

4.6

Validity of Agreement. This Agreement has been duly and validly authorized, executed and delivered on his behalf and is a valid and binding agreement of his enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

4.7

Ownership. He owns the shares of common stock of DBH free and clear of all pledges, mortgages and claims of any kind whatsoever.

ARTICLE V

CERTAIN PRE-CLOSING CONDITIONS

5.1

 Obligations of Propell. The obligations of DBH to consummate the Merger shall be subject to the fulfillment or written waiver by DBH, at or prior to the Closing, of the following condition:

(a)

Propell shall have received a commitment for the provision of financing after the Merger in the form of equity in an amount of at least $1,500,000; a portion of the proceeds of which shall be used in part to pay up to $150,000 of the outstanding accounts payable owed to Sunsports are in excess of thirty days overdue.   Any amount over $150,000, if any that is in excess of thirty days overdue shall be brought current in the following 30 days.  Sunsports will be paid under its normal terms thereafter.

(b)

All of the holders of Propell’s notes payable (other than holders of notes payable from Crystal Magic) shall have fully converted their debt to equity immediately prior to the Closing and all obligations of Propell arising under such debt shall be extinguished.

(c)

The representations and warranties of Propell shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on the Closing Date.

(d)

Propell  shall have complied with all agreements and covenants required by this Agreement and DBH shall have received a certificate to such effect from the President of Propell, together which such evidence as they may reasonable require to verify such compliance.

(e)

Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations of financial condition of Propell having or reasonably likely to have a material adverse effect upon the business or operation of Propell.

(f)

DBH shall have received from counsel to Propell an opinion of counsel satisfactory to DBH and DBH shall receive such other certificates and instruments including good standing certificates and incumbency certificates as it shall reasonably request in connection with the Closing.

5.2

Obligations of DBH; Equity Raise. The obligations of Propell to consummate the Merger shall be subject to the fulfillment or written waiver by Propell, at or prior to the Closing of the following condition:

(a)

DBH shall have reduced its outstanding debt owed to Bradley Warcup to $151,000 or less, which remaining debt shall continue to be repaid in accordance with its current repayment plan. All of the holders of debt of DBH (other than an aggregate of $93,000 owed to Jamey Draper and Richard Jones, which shall be repaid at Closing from funding received by Propell and the $151,000 or less owed to Bradley Warcup) shall have fully converted their debt to equity immediately prior to the Closing and all obligations of DBH arising under such debt shall be extinguished.

(b)

The representations and warranties of DBH, and the DBH Shareholders s shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on the Closing Date.

(c)

DBH shall have complied with all agreements and covenants required by this Agreement and Propell shall have received a certificate to such effect from the President of DBH.

(d)

Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations of financial condition of DBH having or reasonably likely to have a material adverse effect upon the business or operation of DBH.

(e)

Propell shall have received from counsel to DBH  an opinion of counsel satisfactory to Propell and Propell shall receive such other certificates and instruments including good standing certificates and incumbency certificates as it shall reasonably request in connection with the Closing.

(f)

 At the Closing, DBH hall deliver to Propell a consolidated balance sheet at December 31, 2009 and consolidated income statements and statements of cash flows for the fiscal years ended December 31, 2009 audited by an SEC-registered independent accountant, and shall have its consolidated balance sheets, income statements and statements of cash flows for each interim period subsequent to December 31, 2010, reviewed by an SEC-registered independent accountant (collectively, the “Audited Financial Statements”).  The Audited Financial Statements (including the notes thereto) shall present fairly in all material respects the financial position and results of operations and cash flows of Graphite at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with all applicable SEC rules and regulations (except as otherwise indicated therein).  The Audited Financial Statements shall be prepared from and in accordance with the books and records of DBH.  DBH shall each cause its independent accountant to consent to Propell’s use of and reliance on the Audited Financial Statements as may be required in connection with any filings made by Propell under the United States federal securities laws.

(g)

At the Closing, DBH shall deliver to Propell written information regarding their business, properties, liquidity and capital resources, officers, directors, principal shareholders, members, material pending litigation and any and all such other matters as Propell shall request (collectively, the “Additional Company Information”) and that Propell is required to file with the SEC under applicable United States federal securities laws including, but not limited to, Items 2.01(f) and 5.01(a)(8) of SEC Form 8-K.

(h)

On or before the Closing, DBH shall have delivered to Propell executed standard-form confidentiality agreements, in form and substance satisfactory to Propell and its counsel,  from all of its employees.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1

Conduct of Business by DBH.  Each of DBH covenants and agrees that between the date hereof and the earlier of a termination of this Agreement in accordance with its terms or the Effective Time, neither shall conduct its business other than in the ordinary course and consistent with past practice.  Without limiting the generality of the foregoing, each of DBH  shall, (i) use its commercially reasonable efforts to (A) preserve intact its business organization, and (B) preserve its current relationships with its suppliers, manufacturers and other persons with which it has significant business relationships; and (ii) not modify, amend, renew or replace, without providing prior notice to Propell and receiving Propell’s prior written approval, any material agreements.  In addition, without the prior written consent of Propell, DBH shall not do any of the following:

(a)

amend or otherwise change its Certificate of Incorporation, Articles of Organization, Operating Agreement or Bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)

sell, pledge, dispose of or encumber any assets (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets);

(c)

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, membership interests or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest);

(d)

accelerate, amend or change the period of exercisability of options granted under the plan or warrants, as the case may be, or authorize cash payments in exchange for (i) any options granted under a plan or (ii) any warrants;

(e)

(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or membership interests, (ii) split, combine or reclassify any of its capital stock or interest or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities, or propose to do any of the foregoing;

(f)

sell, transfer, license, sublicense or otherwise dispose of any material assets, or amend or modify any existing agreements with respect to any material assets other than in the ordinary course of business;

(g)

(i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances in excess of $25,000 except in the ordinary course of business consistent with past practice; (iii) enter into or amend any material contract or agreement other than in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000, taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.1(g);

(h)

increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in salary or wages of employees who are not officers in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis) or other employee, or establish, adopt, enter into or amend any employee benefit plan;

(i)

take any action, other than as required by GAAP, to change accounting policies or procedures;

(j)

make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(k)

pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements, or incurred in the ordinary course of business and consistent with past practice;

(l)

enter into any material partnership arrangements, joint development agreements, strategic alliances or collaborations; and

(m)

take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (l) above, or any action which would prevent DBH from performing or cause DBH  not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

6.2

Conduct of Business by Propell.  Propell covenants and agrees that between the date hereof and the earlier of a termination of this Agreement in accordance with its terms or the Effective Time, Propell shall not conduct its business other than in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Propell shall (i) use its commercially reasonable efforts to (A) preserve intact its business organization, and (B) preserve its current relationships with its suppliers, manufacturers and other persons with which it has significant business relationships; and (ii) not modify, amend, renew or replace, without providing prior notice to DBH and receiving DBH’s prior written approval, any material agreements.   In addition, without the prior written consent of DBH, Propell shall not do any of the following:

(a)

amend or otherwise change its Certificate of Incorporation or By-Laws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)

sell, pledge, dispose of or encumber any assets (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets);

(c)

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for (i) the issuance of shares of Propell Common Stock issuable pursuant to the exercise of employee stock options outstanding on the date of this Agreement);

(d)

accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Propell Stock Plan or authorize cash payments in exchange for any options granted (i) under the Propell Stock Plan except as contemplated by this Agreement or (ii) any warrants;

(e)

(i) declare, set aside, make or pay any dividend or other distribution (whether in case, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, any of its securities, or propose to do any of the foregoing ;

(f)

sell, transfer, license, sublicense or otherwise dispose of any material assets, or amend or modify any existing agreements with respect to any material assets other than in the ordinary course of business;

(g)

(i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances in excess of $25,000 except in the ordinary course of business consistent with past practice; (iii) enter into or amend any material contract or agreement other than in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000, taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.2(g);

(h)

increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in salary or wages of employees who are not officers in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis) or other employee, or establish, adopt, enter into or amend any employee benefit plan;

(i)

take any action, other than as required by GAAP, to change accounting policies or procedures;

(j)

make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(k)

pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements, or incurred in the ordinary course of business and consistent with past practice;

(l)

enter into any material partnership arrangements, joint development agreements, strategic alliances or collaborations;

(m)

take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through (l), or any action which would make prevent Propell from performing or cause Propell not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

ARTICLE VII
CERTAIN POST-CLOSING OBLIGATIONS

7.1

SEC Post-Closing Filings. Propell agrees to use its commercially reasonable efforts to file such Current reports on Form 8-K (or other appropriate form) with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, as required  after the Closing.

7.2

Public Announcements. The parties to this Agreement shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement. DBH and Propell shall not issue any such press release or make any such public statement without the prior written consent of Propell.

ARTICLE VIII
THE CLOSING

8.1

Closing. The parties shall hold the closing of the transactions contemplated by this Agreement (the “Closing”) at Gracin & Marlow, LLP in Boca Raton, Florida at 10:00 A.M. on or about July 31, 2010 or at such other time and place as the parties agree (the date of the Closing, the “Closing Date”), such closing to be timely to the close of the financing.

8.2

Deliveries by DBH to Propell. At or before the Closing, DBH shall deliver to Propell the following:

(a)

resolutions adopted by the shareholders of DBH authorizing DBH to execute and deliver this Agreement and to perform its obligations hereunder; and

(b)

resolutions adopted by the board of directors of DBH authorizing DBH to execute and deliver this Agreement and to perform its obligations hereunder.

8.3

Deliveries by Propell to Other Parties. At or before the Closing, Propell shall deliver to the other parties to this Agreement the following:

(a)

certificates representing the shares of Propell’s common stock issuable in the Mergers;

(b)

resolutions adopted by the shareholders of Propell authorizing Propell to execute and deliver this Agreement and to perform its obligations hereunder; and

(c)

resolutions adopted by the board of directors of Propell authorizing Propell to execute and deliver this Agreement and to perform its obligations hereunder.

ARTICLE IX
INDEMNIFICATION

9.1

Indemnification of Propell by DBH and the DBH Shareholders. DBH and the DBH Shareholders, jointly and severally, agree to indemnify Propell against all Indemnifiable Losses arising out of or relating to any one or more of (i) any inaccuracy in any representation made by DBH in this Agreement and (ii) any breach by DBH of any of its obligations under this Agreement.

9.2

Indemnification of DFH by Propell. Propell shall indemnify the DBH Shareholders against all Indemnifiable Losses arising out of or relating to any one or more of (i) any inaccuracy in any representation made by Propell in this Agreement and (ii) any breach by Propell of any of its obligations under this Agreement.

9.3

Party Claims. (a) An Indemnitee shall notify each Indemnitor in writing, and with reasonable promptness, of any claim (a “Claim”).

(b)

In the notice delivered under section 9.3(a), an Indemnitee shall include the following:

(1)

a description of any claim, or any event, or fact known to the Indemnitee that gives rise or may give rise to a claim, by the Indemnitee against an Indemnitor under this Agreement, including the nature and basis of the claim, event, or fact and the amount of any claim, to the extent known; and

(2)

the following statement:

“The Indemnitee’s claim is conclusively deemed a liability of the Indemnitor if the Indemnitor does not dispute its liability by written notice to the Indemnitee before the end of the 30-day period following delivery to the Indemnitor of the notice of this claim.”

(c)

It is a condition to an Indemnitor’s obligation to indemnify an Indemnitee with respect to a Claim that the Indemnitee perform its obligations under sections 9.3(a) and 9.5(b), but failure to satisfy that condition relieves an Indemnitor of its obligation to indemnify with respect to a Claim only to the extent that the Indemnitor actually has been prejudiced by the Indemnitee’s failure to give notice as required.

(d)

An Indemnitor has the right, by written notice, for a 30-day period, to dispute its liability to an Indemnitee with respect to a Claim. The 30-day period begins the day after delivery to the Indemnitor of the Indemnitee’s notice under section 9.3(a) and ends at midnight at the end of the 30th day.

(e)

If an Indemnitor timely disputes its liability to an Indemnitee with respect to a Claim, the Indemnitor and the Indemnitee shall negotiate in good faith to resolve the dispute.

(f)

The Claim described in the notice is conclusively deemed a Loss of an Indemnitor if (i) the Indemnitee has provided the Indemnitor notice in accordance with section 9.4(b) and (ii) the Indemnitor does not dispute its liability as provided in section 9.3(d)

(g)

If a Claim has been deemed a Loss in accordance with section 9.3(f), the Indemnitor shall pay the amount of the Loss to the Indemnitee (i) on demand or (ii) on the later date when the amount of the Loss (or a portion of it) becomes finally determined if the Indemnitee estimated the amount of the Loss (or any portion of it) in its notice.

(h)

In addition to making the payment under section 9.3(g), the Indemnitor shall make any other payments required by this article, including, without limitation, the payment of the Indemnitee’s Litigation Expenses.

9.4

Non-Party Claims. (a) If any Person other than a party to this Agreement brings any Proceeding against an Indemnitee (a “Non-Party Claim”) with respect to which an Indemnitor may have liability, the Indemnitee must promptly notify the Indemnitor in writing of the Non-Party Claim and deliver to the Indemnitor a copy of the claim, process, and all legal pleadings with respect to the Non-Party Claim. Receipt of this notice is a condition to the Indemnitor’s liability with respect to the Non-Party Claim.

(b)

If an Indemnitor wishes to assume the defense of the Non-Party Claim, it must do so by sending notice of the assumption to the Indemnitee. The Indemnitor’s assumption of the defense acknowledges its obligation to indemnify. Promptly after sending the notice, the Indemnitor shall choose and employ independent legal counsel of reputable standing. After sending the notice, the Indemnitor is entitled to contest, pay, settle or compromise the Non-Party Claim as it determines, subject to section 9.4(e).

(c)

An Indemnitee is entitled to participate in the defense of a Non-Party Claim and to defend a Non-Party Claim with counsel of its own choosing and without the participation of the Indemnitor if (i) the Indemnitor fails or refuses to defend the Non-Party Claim on or before the 60th day after the Indemnitee has given written notice to the Indemnitor of the Non-Party Claim or (ii) representation of the Indemnitor and the Indemnitee by the same counsel would, in the opinion of that counsel, constitute a conflict of interest.

(d)

The Indemnitor shall pay for the Litigation Expenses incurred by the Indemnitee to and including the date the Indemnitor assumes the defense of the Non-Party Claim. Upon the Indemnitor’s assumption of the defense of the Non-Party Claim, the Indemnitor’s obligation ceases for any Litigation Expenses the Indemnitee subsequently incurs in connection with the defense of the Non-Party Claim, except that the Indemnitor is liable for the Indemnitee’s Litigation Expenses if (i) the Indemnitee has employed counsel in accordance with 9.4(c) or (ii) the Indemnitor has authorized in writing the employment of counsel and stated in that authorization the dollar amount of Litigation Expenses for which the Indemnitor is obligated.

(e)

If an Indemnitor assumes the defense of a Non-Party Claim, it may not effect any compromise or settlement of the Non-Party Claim without the consent of the Indemnitee, and the Indemnitee has no liability with respect to any compromise or settlement of any Non-Party Claim effected without its consent, except that an Indemnitor may effect a compromise or settlement of any Non-Party Claim without an Indemnitee’s consent if the following three conditions are met: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitors; and (iii) the compromise or settlement includes, as an unconditional term, the claimant’s or the plaintiff’s release of the Indemnitee, in form and substance satisfactory to the Indemnitee, from all liability in respect of the Non-Party Claim.

ARTICLE X
TERMINATION

10.1

Termination. This Agreement may be terminated as follows, at any time prior to the Closing:

(a)

by written agreement of the parties;

(b)

by either party if the Closing has not occurred by the date for the Closing stated in this Agreement, except that the right to terminate this Agreement in accordance with this clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to that date;

(c)

by either party if a Governmental Authority issues a non-appealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, except that the right to terminate this Agreement pursuant to this clause will not be available to any party whose failure to comply with this Agreement has contributed materially to the issuance of that Order;

(d)

by Propell, if any representation of DBH set forth in this Agreement was inaccurate when made or becomes inaccurate as of the Closing Date; and

(e)

by DBH, if any representation of Propell set forth in this Agreement was inaccurate when made or becomes inaccurate as of the Closing Date.

10.2

Effect of Termination. If this Agreement is terminated in accordance with section 10.1, all provisions of this Agreement will cease to have any effect, except that if this Agreement is terminated by a party because another party fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement or because any representation of another party set forth in this Agreement was inaccurate when made or becomes inaccurate such that the representations are inaccurate on the Closing Date, the terminating party’s right to indemnification under Article IX will survive that termination unimpaired.

ARTICLE XI
DEFINITIONS

When used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

 “Consent” means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization.

“Contract” means any agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and any rules or regulations issued pursuant thereto.

 “GAAP” means generally accepted United States accounting principles.

“Governmental Authority” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

 “Indemnifiable Losses” means the aggregate of Losses and Litigation Expenses.

“Indemnitee” means one that is indemnified.

“Indemnitor” means any Person against whom an Indemnitee makes a claim for indemnification under this article.

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other mater if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means, as to any Person, all debts, adverse claims, liabilities, and obligations, direct, indirect, absolute, or contingent, of that Person, whether accrued, vested, or otherwise, whether in contract, tort, strict liability, or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in that Person’s balance sheets or other books and records.

“Litigation Expense” means any court filing fee, court cost, arbitration fee or cost, witness fee, and each other fee and cost of investigating and defending or asserting a claim for indemnification under this article, including, without limitation, in each case, attorneys’ fees, other professionals’ fees, and disbursements.

“Loss” means any liability, loss, claim, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), diminution in value, fines, fees and penalties or other charge, other than a Litigation Expense.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority.

 “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or authority or any other entity.

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, investigation or proceeding, whether at law or in equity, civil or criminal in nature, before a Governmental Authority.

“Reasonable Efforts” means, with respect to a given goal, the efforts that a reasonable person in the position of the promisor would make so as to achieve that goal as expeditiously as possible.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended.

 “Taxes” means all taxes, duties, assessments or charges, including without limitation income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, or any sewer, water, or other service charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed by any Governmental Authority having the power to tax.

ARTICLE XII

MISCELLANEOUS

12.1

Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable including but not limited to (i) taking such actions as are necessary to obtain any required Consents and (ii) satisfying all conditions to Closing at the earliest possible time.

12.2

Transaction Costs. Except as expressly provided in this Agreement, each party shall pay its own fees and expenses (including without limitation the fees and expenses of its Representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.

12.3

Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

12.4

Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

12.5

Governing Law. The laws of the State of California (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

12.6

Entirety of Agreement. This Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

12.7

Further Assurances. Each of DBH and Propell shall execute and deliver such additional documents and instruments and perform such additional acts as Propell may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the transactions contemplated hereby, and to effectuate the intent of this Agreement.

12.8

Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, any of this Agreement must be brought against any of the parties in the courts of the State of California, County of Marin, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in section 12.9. Nothing in this section 12.8, however, affects the right of any party to serve legal process in any other manner permitted by law.

12.9

Notices. (a)

Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(1)

personal delivery, in which case delivery will be deemed to occur the day of delivery;

(2)

certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

(3)

next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

(b)

In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to Propell:

Propell Corporation

336 Bon Air Center No. 352

Greenbrae, CA 94904

Attention: Edward Bernstein

with a copy to:

Gracin & Marlow, LLP
Mission Office Plaza

20283 State Road 7, Suite 300

Boca Raton, FL 33498
Attention: Hank Gracin, Esq.

If to DBH:

Designbyhumans.com
7 Holland Street

Irvine, CA 92618

Attention Jamey Draper

with a copy to:

Shulman, Hodges and Bastian, LLP
26632 Towne Centre Drive, Suite 300
Foothill Ranch, CA 32610
Attention:  Michael Peterson, Esq.

12.10

References to Time. All references to a time of day in this Agreement are references to the time in the State of California.

12.11

Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

12.12

Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

12.14

No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.  The undersigned are signing this Agreement on the date stated in the introductory clause.

12.15

Assignment of Rights.  Each of the current officers of DBH, namely Jamey Draper, Christopher Flint, Jason Gutierrez and Matt Gutierrez (the “Individuals”),  shall make full and prompt disclosure to Propell of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, "inventions") made by the Individuals as a result or product of their relationship with DBH or Propell.  The Individuals upon the Closing shall assign to Propell, in further consideration for its entering into this Agreement, the entire worldwide right, title and interest in and to such inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised.  To the extent that any work created by the Individuals can be a work for hire pursuant to U.S. copyright law, the parties deem such work a work for hire and Propell should be considered the author thereof.  The Individuals shall, at the request of Propell, without additional compensation from time to time execute, acknowledge and deliver to Propell such instruments and documents as Propell may require to perfect, transfer and vest in Propell the entire right, title and interest in and to such inventions.  In the event that the Individuals do not timely perform such obligations, the Individuals hereby make Propell and its officers their attorney-in-fact and give them the power of attorney to perform such obligations and to execute such documents on the Individuals’ behalf.  The Individuals shall cooperate with Propell upon Propell’s request and at Propell’s cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any inventions.  Excluded from the forgoing assignment are inventions associated with either (i) Sunsports, Inc., or (ii) Tee Fury, LLC or (iii) inventions not related to DBH, provided that such inventions are not based on any proprietary information of DBH or Propell or apparel  marketed primarily though Ecommerce (i.e. the internet).

12.16

Non-Competition. In further consideration of, and as a primary inducement to, Propell entering into this Agreement, the Jamey Draper, Jason Gutierrez and Matt Gutierrez (hereinafter “Propell Group”) agree that:

(a)

during the term of their employment with Propell and/or its subsidiaries and 18 months thereafter, they shall not directly or indirectly do any of the following without the prior written consent of Propell: (i) whether as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor, or otherwise, engage in, become financially interested in, be employed by, render consulting services to, or have any connection with any business engaged in distributing and servicing products in the apparel industry primarily through Ecommerce (i.e. the internet) (any such business, a “competing business”), except that the Propell Group and Christopher Flint may continue to have ownership in Tee Fury, LLC and  Sunsports, Inc. and involvement in the management and operations thereof (subject to the limitations set forth in Section 12.16 (b) below) and such shall not be deemed a violation of this Section 12.16; (ii) hire or attempt to hire for any competing business any employee of Propell or any of its affiliates; or (iii) solicit, call on, or induce others to solicit or call on, directly or indirectly, any current or former customers of Propell or any of its affiliates for the purpose of inducing them to purchase or lease a product or service that competes with any product or service of Propell or any of its affiliates. Notwithstanding anything provided herein upon termination of their employment, they may work for either or both of Tee Fury, LLC and Sunsports, Inc. so long as neither shall adopt a business model similar to DBH or Propell. The business of Tee Fury, LLC is more specifically described in Schedule 12.16.(a).

In further consideration of, and as a primary inducement to, Propell entering into this Agreement, unless otherwise agreed in writing Christopher Flint agrees, for a period of 18 months following the Closing, not directly or indirectly to work for a direct competitor of DBH, but shall not be otherwise restricted from working in the apparel industry.  For the purpose of avoidance of any doubt the parties acknowledge that neither Sunsports, Inc. nor Tee Fury, LLC are direct competitors of DBH.

(b)

Time and attention.  In addition, Jamey Draper, Matt Gutierrez and Jason Gutierrez agree to, during the term of their employment,  devote their full time and attention to the Company so long as they shall be employed by the Company, and agree to remain with the Company for at least one year.  They shall not engage in outside employment that interferes with any of the duties to the Company; however it is acknowledged that they may provide modest advisory services and periodic meetings or consultations to Tee Fury, LLC and Sunsports, Inc., so long as there is no interference with their primary responsibilities which shall be to Propell.

(c)

the Individuals declare that the restrictions contained in this Section 12.16 are reasonable for adequate protection of Propell and its affiliates. If a court of competent jurisdiction holds any of those restrictions to be unreasonable, that court may reduce any of those restrictions, and as thus reduced those restrictions will remain enforceable.

(d)

The existence of any claim or cause of action by the Individuals against Propell or any affiliates other than under this Agreement shall not constitute a defense to the enforcement by Propell or any affiliate of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

SIGNATURES BEGIN ON FOLLOWING PAGE

PROPELL CORPORATION

By:

Name: Edward L. Bernstein

Title: President

DESIGNBYHUMANS.COM

By:

Name:  Jamey Draper

Title: President

DBH ACQUISITION CORPORATION

By:

Name: Edward L. Bernstein

Title: President

Jamey Draper

Christopher Flint

Daniel Gonzales

Jason Gutierrez

Matt Gutierrez

Richard Doutre Jones

Ian Johnson

Bradley Warcup